Exhibit 99.1

Investor contacts:

Todd Friedman, Stacie Bosinoff

The Blueshirt Group for CallWave

415-217-7722

todd@blueshirtgroup.com

CallWave Announces Financial Results for Fourth Quarter

and Year End of Fiscal 2006

Santa Barbara, Calif., August 17, 2006 — CallWave, Inc. (Nasdaq: CALL), a leading provider of On-Demand communications services to service providers and consumers, today reported financial results for the fourth quarter and fiscal year ended June 30, 2006.

Total revenue for the fourth quarter of 2006 was $7.7 million compared to $11.6 million reported in the fourth quarter of 2005, primarily due to the expected churn in the dial-up subscriber base. Net loss for the fourth quarter 2006 was $1.1 million, or $(0.05) per share, compared to a net income of $2.1 million, or $0.10 per diluted share reported in the fourth quarter of 2005.

Total revenue for fiscal year 2006, was $36.6 million compared to $45.5 million reported in fiscal year 2005. Net loss for fiscal year 2006 was $2.0 million, compared to net income of $11.6 million in the previous year.

CallWave ended fiscal year 2006 with $61 million in cash, cash equivalents, and marketable securities compared with $57.2 million in the prior year. In 2006 CallWave recorded a tax provision of $3.1 million compared to a tax benefit of $2.1 million in 2005.

Dave Hofstatter, President and CEO of CallWave, said, “2006 was an important time for CallWave, highlighted by positive cash flow even as we invested in new convergence opportunities. We are encouraged by the growing convergence of fixed, mobile and internet communications. Our strategy and technology are well aligned with that trend, and we are seeing early market acceptance of our On-Demand technology as a scalable, more flexible deployment option.”

Conference Call Details

The CallWave Fourth Quarter 2006 teleconference and Webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Thursday, August 17, 2006. To access the live Webcast, please visit the investor relations section of the Company’s website http://www.callwave.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. An audio replay of the call will also be available to investors beginning at 8:00 p.m. ET on August 17, 2006, through August 31, 2006, by dialing (800) 405-2236, or (303) 590-3000, and entering the passcode 11067582#.

About CallWave

CallWave (Nasdaq:CALL) is an On-Demand communications services company, helping service providers reduce customer churn and drive revenues by enabling new landline, Internet and mobile convergence applications. Founded in 1998, CallWave is headquartered in Santa Barbara, California For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s quarterly report for the fiscal quarter ended March 31, 2006, for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the fourth quarter of fiscal 2006 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.

CALLWAVE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of June 30, 2006	As of June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$24,040	$16,828
Marketable securities	36,907	39,996
Restricted cash	—	335
Accounts receivable; net of allowance for doubtful accounts of $370 and $601	2,834	5,676
Inventory	—	454
Stockholder receivable	52	—
Prepaid income tax	88	113
Other current assets	921	476

Total current assets	64,842	63,878

Property and equipment, net	2,014	2,024
Deferred tax asset	—	2,929
Intangibles, net	533	—
Other assets	66	414

Total assets	$67,455	$69,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$451	$801
Accrued payroll	735	1,014
Deferred revenues	92	1,587
Other current liabilities	1,515	1,447

Total current liabilities	2,793	4,849

Stockholders’ equity:
Common stock	72,119	70,296
Deferred compensation	—	(545)
Other comprehensive loss	(143)	(24)
Accumulated deficit	(7,314)	(5,331)

Total stockholders’ equity	64,662	64,396

Total liabilities and stockholders’ equity	$67,455	$69,245

CALLWAVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(1,983)	$11,602
Operating activity adjustments
Depreciation and amortization	826	801
Stock based compensation expense	543	188
Deferred income taxes	2,929	(1,265)
Bad debt expense	2,445	1,487
Inventory write off	314	—
Impairment of long lived assets	253	—
Loss on disposal of fixed assets	23	4

Changes in operating assets & liabilities:
Restricted cash	335	—
Accounts receivable, net of bad debt expense	397	(3,473)
Inventory	140	(454)
Prepaid income tax	25	(113)
Other assets	(349)	116
Accounts payable	(350)	(444)
Accrued payroll and other liabilities	(220)	1,160
Income tax payable	10	(1,158)
Deferred revenue	(1,495)	(814)

Net cash provided by operating activities	3,843	7,637

Cash flows from investing activities:
Purchase of intangible assets	(550)	—
Net (increase) decrease in marketable securities	2,968	(33,017)
Purchases of property and equipment	(822)	(1,086)

Net cash used in investing activities	1,596	(34,103)

Cash flows from financing activities:
Exercises of stock options and warrants	1,773	1,882
Proceeds from initial public offering	—	37,200
Costs incurred in initial public offering	—	(1,975)

Net cash provided by financing activities	1,773	37,107

Net increase in cash and cash equivalents	7,212	10,641
Cash and cash equivalents at beginning of the period	16,828	6,187

Cash and cash equivalents at end of the period	$24,040	$16,828

CALLWAVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Year Ended June 30,
	2006	2005	2006	2005
Revenues	$7,684	$11,610	$36,594	$45,518

Cost of sales	2,813	3,865	13,088	13,026

Gross profit	4,871	7,745	23,506	32,492

Operating expenses:
Sales and marketing	1,491	1,812	6,293	9,533
Research and development	1,773	1,814	6,805	6,868
General and administrative	3,387	2,470	11,508	7,622
Loss on disposal of fixed assets	33	4	23	4

Total operating expenses	6,684	6,100	24,629	24,027

Operating income (loss)	(1,813)	1,645	(1,123)	8,465

Other gains and losses Impairment loss	—	—	(253)	—

Interest income (expense), net	737	370	2,479	1,032

Income before income taxes	(1,076)	2,015	1,103	9,497

Income tax provision (benefit)	—	(49)	3,086	(2,105)

Net income (loss)	$(1,076)	$2,064	$(1,983)	$11,602

Net income (loss) per share:
Basic	$(0.05)	$0.10	$(0.10)	$0.72
Diluted	$(0.05)	$0.10	$(0.10)	$0.57

Weighted-average common shares outstanding:
Basic	20,733	19,691	20,615	16,171
Diluted	20,733	21,076	20,615	20,295